Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Motorcar Parts of America, Inc.
Torrance, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Motorcar Parts of America, Inc. (the “Company”), our reports dated August 23, 2011, June 30, 2010, except for note 14 which is as of June 1, 2011, and July 10, 2009, except for note 13 which is as of June 1, 2011, relating to the combined financial statements of Fenwick Automotive Products Ltd. and Introcan Inc., included in the Company’s Current Reports on Form 8-K dated September 13, 2011 and Form 8-K/A dated July 22, 2011 for the years ended March 31, 2011, March 31, 2010 and March 31, 2009, respectively.

/s/ BDO Canada LLP

Chartered Accountants, Licensed Public Accountants
Mississauga, Canada

June 12, 2012